Exhibit 99.1

iBio Appoints Distinguished Biotech Leader, Elizabeth Stoner,

to its Board of Directors

San Diego, California / May 8, 2026 / (GLOBE NEWSWIRE) / -- iBio, Inc. (NASDAQ:IBIO), an AI-driven innovator developing therapies for cardiometabolic, obesity and cardiopulmonary diseases announced today the appointment of Elizabeth Stoner, M.D., M.S. to its Board of Directors.

Dr. Stoner is appointed as an independent member of the Board of Directors and as a member of the Compensation Committee, following the transition of Eef Schimmelpennink from this position, who has stepped down from the Board.

“We are excited to welcome Liz to our Board of Directors at a pivotal moment in iBio’s evolution as clinical-staged company,” said Martin Brenner, Ph.D., DVM, Chief Executive Officer and Chief Scientific Officer.  “Liz brings decades of research and development leadership, with experience advancing programs globally and building companies from early stages through value inflection points. These skills, along with her deep understanding of the biotech investment industry, will be highly valuable as we are embarking on our first human clinical trial.  I look forward to working closely with Liz as we lead the advancement of developing differentiated therapies for the potential treatment of obesity and pulmonary hypertension associated with heart failure with preserved ejection fraction to meaningfully impact the lives of patients.  I’d also like to thank Eef, whose leadership, guidance and personal friendship has been invaluable to the Company, the Board and myself.”

Dr. Elizabeth Stoner is an accomplished biotech executive with more than 35 years of experience leading research and development.  She currently serves as an Entrepreneur Partner at MPM BioImpact, a world-leading biotechnology investment firm, where she works closely with portfolio companies to guide clinical strategy and development. Over the course of her career, she has held multiple senior leadership roles, including serving as interim Chief Executive Officer of Semma Therapeutics and as Founder, Chief Medical Officer, and Chief Development Officer of Rhythm Pharmaceuticals.

Earlier in her career, Dr. Stoner was Senior Vice President of Global Clinical Development Operations at Merck Research Laboratories, where she led clinical development activities across more than 40 countries and played a key role in the development of major commercial therapies. Her experience spans endocrine, metabolic, and cardiovascular programs, as well as broad expertise in global regulatory and clinical execution.

Dr. Stoner currently serves on the boards of multiple biotechnology companies, including Antiva Biosciences and LIB Therapeutics and is actively involved in academic and clinical advisory organizations.

“I am pleased to be joining iBio’s Board of Directors at this very exciting time for the Company, on the verge of becoming a clinical-staged biotech company,” commented Dr. Stoner.  “I look forward to working with my fellow directors and an incredible management team to progress IBIO-610, IBIO-600, and other assets into the clinic.”

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About iBio, Inc.

iBio (Nasdaq: IBIO) is a cutting-edge biotech company leveraging AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic and cardiopulmonary diseases, obesity, cancer and other hard-to-treat diseases. By combining proprietary 3D modeling with innovative drug discovery platforms, iBio is creating a pipeline of breakthrough antibody treatments to address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. For more information, visit www.ibioinc.com or follow iBio on LinkedIn.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding iBio’s evolution as clinical-staged company; Dr. Stoner’s skills, along with her deep understanding of the biotech investment industry, being valuable to the Company as it is embarking on its first human clinical trial; iBio leading the advancement of developing differentiated therapies for the potential treatment of obesity and PH-HFpEF to meaningfully impact the lives of patients; the Company becoming a clinical-staged biotech company; Dr. Stoner working with her fellow directors and an incredible management team to progress IBIO-610, IBIO-600, and the other assets into the clinic; Dr. Stoner’s expected contributions as a Board member; the Company’s ability to leverage AI and advanced computational biology to develop next-generation biopharmaceuticals for cardiometabolic and cardiopulmonary diseases, obesity, cancer and other hard-to-treat diseases; iBio’s ability to combine its proprietary 3D modeling with its innovative drug discovery platforms to create a pipeline of breakthrough antibody treatments to address significant unmet medical needs; and iBio’s ability to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of iBio to commence its planned clinical trials for IBIO-610, IBIO-600, and its other assets; the ability of Dr. Stoner to contribute to the Company as expected; iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604